EXHIBIT 99.1

Innotrac Corporation Announces 2011 Fourth Quarter and Year End Results

ATLANTA, GA (March 30, 2012) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the fourth quarter and year ended December 31, 2011.  The Company reported a 16.4% increase in service revenues to $23.4 million for the quarter versus $20.1 million reported in the comparable period in 2010.  For the year ended December 31, 2011, the Company reported an 11.3% increase in service revenues to $74.9 million from $67.4 million reported in the comparable period in 2010.  The increase in service revenue for both the quarter and year ended December 31, 2011 was primarily due to new client programs launched since October 2010 and a net increase in volume from existing clients.

Total revenues, which include service and freight revenue, increased 10.1% and 6.4% for the three and twelve months ended December 31, 2011, respectively, when compared to the same periods in 2010.  Total revenues were $25.6 million for the three months ended December 31, 2011 compared to $23.2 million for the same period in 2010.  Total revenues were $84.7 million for the twelve months ended December 31, 2011 compared to $79.6 million for the same period in 2010.  Freight revenues, which are typically billed as a pass-through expense with minimal impact on the Company’s operating income, declined for both the three and twelve month periods when compared to comparable periods in 2010 due to certain clients transitioning their freight usage from the Company’s account to client owned accounts.

The Company reported net income of $294,000, or $0.02 per share, fully diluted, for the three months ended December 31, 2011, versus net income of $218,000, or $0.02 per share in the comparable period of 2010.  For the year ended December 31, 2011, the Company reported a net loss of $1.5 million, or ($0.12) per share, fully diluted, versus a net loss of $2.7 million, or ($0.21) per share in the comparable period of 2010.

“During 2011 the online retail segment of the economy saw significant growth, with many of our clients seeing similar results,” said Scott Dorfman, Innotrac’s CEO.  “This growth, coupled with launching several new programs, further establishes Innotrac as a best-of-breed, direct-to-consumer fulfillment leader and led to over 11% year-over-year service revenue growth.  The boundaries between online and brick-and-mortar shopping continue to disappear, and the growth of mobile and tablet shopping has only increased exposure to many retailers’ digital presence.  Our services support our clients’ growth by allowing them to focus on sales expansion rather than the operational aspects of distribution.”

“For the third consecutive year, we ended the year with no outstanding advances on our line of credit, and as of December 31, 2011 we had $3.3 million in cash on our balance sheet.” said George Hare, CFO.

Innotrac
Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a best-of-breed commerce provider integrating digital technology, fulfillment and contact center solutions to support global brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland, Ireland, Spain and the Netherlands.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this release include statements relating to future events and developments, as well as management’s expectations, beliefs, plans, estimates and projections relating to the future.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base and developing new business, Innotrac’s ability to maintain or improve gross margins in the face of increasing revenues and pricing pressures, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, and numerous other factors discussed in Innotrac’s 2011 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	December 31,		Twelve Months Ended
	(Unaudited)		December 31,
	2011	2010	2011	2010
Service revenue	$23,444	$20,143	$74,943	$67,359
Freight revenue	2,140	3,098	9,741	12,260
Total revenue	25,584	23,241	84,684	79,619

Cost of service revenues	12,703	9,770	36,211	30,983
Freight expense	2,085	3,052	9,642	12,069
Selling, general and
administrative expenses	9,611	9,300	36,802	35,608
Depreciation and amortization	842	849	3,380	3,463
Total operating expenses	25,241	22,971	86,035	82,123
Operating income (loss)	343	270	(1,351)	(2,504)
Interest expense	48	52	186	183
Other expense	1	-	3	-
Total other expense	49	52	189	183
Net income (loss) before income taxes	294	218	(1,540)	(2,687)
Income tax	-	-	-	-
Net income (loss)	294	218	(1,540)	(2,687)
Net loss attributable to noncontrolling interest	-	-	2	-
Net income (loss) attributable to Innotrac	$294	$218	$(1,538)	$(2,687)

Earnings (loss) per share:
Basic	$0.02	$0.02	$(0.12)	$(0.21)
Diluted	$0.02	$0.02	$(0.12)	$(0.21)

Weighted average shares
outstanding:
Basic	13,035	12,861	12,940	12,798
Diluted	13,035	12,861	12,940	12,798

INNOTRAC CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash	$3,283	$238
Accounts receivable (net of allowance for doubtful accounts of $97 at December 31, 2011 and $242 at December 31, 2010)	16,977	15,279
Inventory	743	3,626
Prepaid expenses and other	1,066	1,149
Total current assets	22,069	20,292

Property and equipment, net	11,173	11,380
Other assets, net	1,100	1,122
Total assets	$34,342	$32,794

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,914	$5,920
Line of credit	-	-
Accrued expenses and other	4,484	4,076
Total current liabilities	12,398	9,996

Noncurrent Liabilities:
Other non-current liabilities	2,128	1,499
Total noncurrent liabilities	2,128	1,499

Total shareholders' equity	19,816	21,299
Total liabilities and shareholders' equity	$34,342	$32,794

INNOTRAC CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,540)	$(2,687)
Adjustments to net loss:
Depreciation and amortization	3,380	3,463
Provision for bad debts	43	145
(Gain) loss on disposal of fixed assets	(15)	(9)
Stock compensation expense (income)-stock options	2	(1)
Stock compensation expense-restricted stock	39	108
Changes in operating assets and liabilities:
Accounts receivable, gross	(1,741)	(902)
Inventory	2,883	(533)
Prepaid assets and other	116	573
Other long-term assets	10	65
Accounts payable, accrued expenses and other	2,040	142
Other long-term liabilities	532	162
Net cash provided by operating activities	5,749	526

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,389)	(1,119)
Proceeds from disposition of assets	26	23
Net change in noncurrent assets and liabilities	(10)	(9)
Cash used in investing activities	(2,373)	(1,105)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under line of credit	-	-
Capital lease payments	(314)	(239)
Contribution from noncontrolling interest	17	-
Loan fees paid	(34)	(62)
Cash used in financing activities	(331)	(301)

Net increase (decrease) in cash	3,045	(880)
Cash, beginning of period	238	1,118
Cash, end of period	$3,283	$238